UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 11, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about November 22, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 16, 17, 18, 19, 20, 22, 23, 24, 26, 27, 28, 29 and 30, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING THIRD QUARTER 2004 RESULTS

1.             Hi—I’m writing an article for a transportation industry publication and have a deadline of Monday, November 8th.  I have a couple of airfreight questions relating to your third quarter 2004 earnings announcement.

We’re sorry that we could not respond in time to assist in your article, but for the sake of all who might be interested, we’ve answered your questions below.

A)            Are the surcharges Peter Rose addresses specific to ocean, or is he including air as well?

Actually, he was referring to both ocean and airfreight increases.  However, this time of year, the air rate increases are much more topical as ocean freight typically starts to fall off during the fourth quarter.

B)            In that vein, are the higher carrier costs he speaks of related to air and ocean?

This question seems like the same thing to us.  Are we missing something—or are you?  Also, didn’t you say you were asking airfreight questions?

C)           Do traffic conditions remain robust for the fourth quarter of 2004?  Are higher energy costs in any way curtailing traffic growth projections?

Yes, as of early November 2004 traffic conditions remain robust despite higher energy costs. At least for the time being, the underlying demand for the goods being shipped seems to be stronger than the increases in fuel costs.   In fact, these robust traffic situations no doubt contribute to the rate increases, as without the higher demand there would be less pressure for rate increases of the magnitudes that we have experienced.

2.             Please explain why cash taxes paid is so much lower this year than the tax expense accrual on the income statement.  The 2004 third quarter cash taxes paid is $7.5 million vs. $24.7 million accrued tax expense.  Year to date the 2004 cash income tax paid is $34.2 million vs. $64.2 million accrued tax expense.

Describing in detail the intricacies of accounting for income taxes in financial statements prepared in accordance with Generally Accepted Accounting Principles (GAAP) is just slightly more interesting than watching paint dry.  However, since we have no real experience with paint, dry or wet, you may have come to the right place.  As we read your question we could hear the gentle voice of Captain in Cool Hand Luke saying, “What we have here is a failure to communicate.”  Given the topic, we are not sure we can clear this all up for you, but we will try to provide an answer for all seasons if only so we can refer to it should the question arise in the coming months.

For financial accounting purposes, GAAP requires that income tax expense be calculated for all financial statement income during the current period using the tax rate that the entity eventually expects to pay.  When the taxes will actually be paid is immaterial to the calculation except with respect to predicting the rate.  The objective of GAAP is to assure that income and associated expense are recorded in the same period and that the earnings and balance sheet of the company reflect accurately all known expenses and liabilities related to all appropriately recorded income and assets.  So in conclusion, the accrued tax expense is a number established by the accounting rules with only vague reference to the tax code and it has nothing to do with the amount of tax actually paid in cash.

When it comes to how much tax the Company will have to pay during a year, it should come as no surprise to any of you that the government could care less what the FASB, and/or the SEC think about the issue.   In the United States the Internal Revenue Service and Congress decide what is due and they do not care much about income as measured for financial statement purposes.  So, in summary, governments in the U.S. and everywhere else decide the amount of  cash that is due in satisfaction of our annual tax liability.

Now when the amount of tax payable according to governmental rules differs from the amount required to be recorded for GAAP, the difference goes into something on the balance sheet called deferred taxes.  These balance sheet deferred taxes can be a credit (a deferred tax liability) or a debit (a deferred tax asset).

The most common source of deferred taxes at Expeditors consists of the deferred tax liability associated with unremitted foreign earnings.  For financial statement purposes we provide for the full U.S. tax expense ultimately payable on our subsidiary earnings outside the United States.  However, the U.S. tax laws only recognize these earnings as taxable income when they are repatriated as dividends.  To the extent that we don’t bring everything back in a given year this creates a situation where our tax expense for financial statements purposes is greater than the required cash payment.   This creates a deferred tax liability and is a partial explanation for why our cash payments are lower than the recorded tax expense.

The final piece of this puzzle concerns stock option exercises.  The U.S. tax code requires the difference between the strike price and the fair market value of non-qualified option exercises by U.S. taxpayers to be included as wages on the optionee’s annual W-2 statement and, at the same time, the issuing company is allowed a compensation deduction for tax purposes in an equal amount.  This deduction reduces the amount of cash the corporation is required to pay as tax in the year of the exercise.   However, if the company does not recognize the option exercise as compensation expense for financial statement purposes (and at Expeditors we don’t right now as we have explained before), the financial accounting rules require the tax expense to be computed ignoring the actual cash benefit from this perfectly legal income tax deduction.   Now this requires the actual cash savings to be recorded as an increase in the Additional Paid-in Capital equity account in order to get the books to balance, but since this difference does not hit the income statement another difference between the tax expense for book purposes and the cash paid out as taxes is created.

Now the amount of the difference in any given year depends upon the non-qualified option exercises.  Some years, like 2001 where it was $15,863,000, are bigger than others.  For 2003, the cash benefit was only $3,880,000.  For the first nine months of 2004 this difference between tax expense accrued for books and the actual cash paid as a result of stock option exercises was $14,637,000.

3.             I was wondering if you could include in your 8-K a discussion of the surcharges imposed by the asset-based carriers and the implications these charges will have on Expeditors’ operations, as well as on your suppliers and customers (i.e., supply chain continuity, accounting issues, etc.).

First off, let us state very clearly that there are no accounting issues associated with surcharges.  If we pay a surcharge, it is additional cost of transportation and if we charge one it becomes additional revenue.  This is all rather straight forward. Supply chain continuity is really another nonstarter as an issue related to surcharges.

The challenge we talked about was a customer communications issue associated with successive rate increases.  As we noted on the cover of our annual report several years ago, “trade never stops”, however, if rates also never stop, it becomes a task to match the two.  Was it really earth shattering to observe that our employees were taking on an unenviable chore in communicating this bad news to our customers?

It is also true that if there isn’t sufficient time between increases, and if the increases are substantial, there can be a lag time between when the rates are imposed by the carriers and when the customers agree to pay them.  A situation like this doesn’t last long, but it does put a lot of pressure on the system, particularly when you are dealing with the kinds of ocean and airfreight volumes that we are working with during a fourth quarter.

4.             This morning (November 2, 2004) there appears to be a big holder of Expeditors that is selling.  I can’t locate any information on the wires.  Do you know origin (reason, who or why) of this action?  In your press release, you cited that the fourth quarter is ‘shaping up to be a challenge’.   Could this be a contributing factor in the decline of your stock price? Are you able to pass these increases on to customers? Can you break out rate increases separately between ocean and air?

If we told you that the seller you are asking about was actually a couple of wheat farmers operating outside of Topeka, Kansas who decided to dump their entire position in Expeditors who refuse to comment on their reasons for selling, would you really be happy?

In truth, we suspect that there was more than one seller given that we traded over nine million shares on what was Election Day 2004 in the United States.  Of course, for every one of those nine million shares sold, someone else actually bought one.  Was it just an oversight that you didn’t ask if we knew who they were as well?

As to why there was all this buying and selling, we doubt that it was coincidental that we published our third quarter profits before the market opened on November 2nd.  For all those aspiring economists out there, could it be that we established a monetary value for the word “challenge”?

Now turning to the press release in question, we reported record quarterly earnings of $.39 per share and this was in line with published expectations.  Some have speculated that the owners of some of the shares sold on Election Day because they were expecting more.  They back this statement by saying that Expeditors missed the “whisper number”.  The what?

Apparently, the “whisper number” is the real number that financial professionals expect a company to earn.  Why professional folks who are supposed to publish financial projections for a living publish anything other than what they really think is hard to explain, but it is understandable that they would feel compelled to whisper whenever they do it.

As you note the second factor credited for the recent decline was the statement in our press release indicating that the fourth quarter was shaping up to be a challenge.   Frankly, this observation is raised enough in other answers in this 8-K and we have little more to say at this point.

We do, however, want to take this occasion to mention the outstanding reporting on this press release in one Seattle paper.  The headline was “Shares of freight company plunge” which we suppose was fair enough.  The third paragraph repeated our sentence from the press release exactly stating, “The fourth quarter is shaping up to be a challenge.”  Now because this is a newspaper article they only get one sentence per paragraph so they stopped there and began the fourth paragraph with “On this dire warning, Expeditors’ shares dropped $7.01 yesterday, the biggest decline in 17 years, to close at $50.70.”  The sentence complete, they immediately moved on to a fifth paragraph which made mention of record earnings for the third quarter up some $10.55 million or some 30%.

Now it is a style issue to put only one sentence in a paragraph and we have no problem with style.  Further, we know that it was an editorial judgment to put the stock decline sentence above the one about the record earnings, but what were they thinking when they placed the word dire in front of warning?  If we issued a dire warning, then they must be a well written and researched newspaper.   We deny it.

Returning to whisper numbers for a moment, we note that as we write this the analysts published consensus estimates for the fourth quarter of 2004 is $.41 per share.  Is the whisper number even higher?  As we have observed before, historically, our third and fourth quarters have been very similar.  This has not been true in the last two years, but we believe that these were explainable anomalies.  In our view, it is unlikely that the fourth quarter of 2004 will equal the third quarter’s record results, but it is just too early to know for sure.  To eliminate any confusion we will share what we know at this point.

We just received a preliminary look at the worldwide October 2004 operating results and we were 15.7% up over the same month of 2003.  In order to report fourth quarter results equal to the third quarter of 2004, we would need to have two consecutive all time record months in November and December.  While it is too early to know for sure, it might be asking a great deal to expect the last two months of this year to just equal October and it is worth noting that in 2004, October was not a record month.  Right now, internally we expect to be up over the fourth quarter of 2003, but if we had to make a prediction, and we don’t, we would not feel real confident guessing that the fourth quarter of 2004 would equal the third.  Whisper whatever you want, this is just what we are willing to say out loud right now.

So, that explains, to the best that we can explain it, how you can report earnings 30% up over last year which are in line with published consensus and still have your stock go down by a record amount.  One great piece of advice we were given once turns out to be true again: “Never assume you can predict what the stock market is going to do with the price of your stock on any given day.  Over time, the market will always get it right, but it does so in fits and starts.”

5.             We own xxx,xxx shares of your stock- most of it for the past 2 years. What is the anticipated impact of the end of the textile quotas on your business? What percentage of your revenues currently come from this industry?  A recent article in the NY Times states that “most experts expect that China, left unimpeded, will gain almost half the global apparel market. Its factories now make about 20 percent of the clothing and textiles sold in the US; China is expected to capture as much as 70 percent of that market....” Do you have the capacity in place to handle this increased flow of goods or will you need to make additional capital investments?

First of all, you don’t need to own shares in order to ask a question.

The last time we looked closely at our net revenue split by industry, textile-based retail sales were about 30%.  We certainly don’t believe that anybody should think that the end of quotas could mean an end to freight as we know it.   After all, it has been a long time since we handled a great volume of textiles moving out of North America.  People who need to purchase new underwear still seem to want quality at a reasonable price – they don’t seem particularly discriminating about where it is made.

While the manufacturing sites might change, these changes do not reduce the amount of apparel that consumers are going to purchase.  If the Peoples Republic of China (PRC) were to increase its percentage of the global apparel market to the extent asserted by the New York Times, our biggest concern is not additional capital investments. We believe that we are set up as well as anybody in our business in the PRC to handle what may come.

Our concern would be whether we have offices elsewhere that exist primarily to handle traffic generated by the current quota regime.  A quick survey would show that we may have a few of these, but they are not large offices and they are certainly not offices that would cost us a lot to put to right.  Even that being said, most of the governments of these newly disenfranchised locations are unlikely to go away quietly.  Unemployment is not popular in any country and its almost always worse to have had something and lost it than it is to never have had any at all.  Local governments will no doubt do whatever they can do to keep their factories open.

Let’s not make the mistake of thinking very linearly about the future.  While it is mechanically possible to predict that 70% of the world apparel manufacturing could end up in the PRC, our experience is that people are not always comfortable putting all their eggs in one basket and the PRC isn’t the only place where the labor cost for skilled labor is favorable. India, Malaysia, Thailand certainly also provide competitive opportunities.  There is also a U.S. sponsored Sub-Saharan Africa initiative that is intended to provide expanded investment in manufacturing facilities, much of it expected to be textile based, in West and Central Africa.   It is also true that Jordan and Pakistan will likely benefit from favorable tariff treatment by the U.S.

Finally, we have to close by noting that capital investments are not the issue for us in any of these places.  An office, some telecommunication lines and some equipment and we are in business—provided that we can find the critical asset: the right people.

6.             Can you please fill out the details behind the fourth quarter fuel surcharge comment included in the earnings release?  Is this affecting Expeditors differently than competitors?  What is the common practice or what is provided in contracts in regards to fuel surcharge pass through?  Can you pass through fuel surcharge only at specific pre-designated times?  Is this time limited to monthly or quarterly adjustment?  Would the pass through normally lag fuel price increases?  How long is the lag?  Is this what is going to happen in the fourth quarter?

We are coming to the end of the fuel surcharge questions and it is really about time.

First of all, we have no idea how this is affecting the competitors. We don’t really talk all that much these days.  As to the contracts, we don’t have a lot of customer contracts and where we do the contract contains some provision for rate increases—or a short-term cancellation clause that would allow us to escape from an unprofitable situation.   The important take away here is that the vast majority of the freight we handle does not move under contractual terms.

Turning to the carrier side of the equation, in order to raise rates, typically the carriers will provide advance notice of a surcharge.  This advance warning allows us to have the commercial discussions that we need to have with customers in order to smoothly pass on these rate increases.  On occasion, fuel price increases occur so quickly that there is limited advance notice.  Have fuel prices soar and you get a couple of these right on top of each other.  This absence of the grace period can result in situations where there needs to be a lag between the carrier’s actions and the point at which we are able to smoothly bill the customers.  This is actually starting to happen during the fourth quarter of 2004, and we thought we ought to talk about it.  Customers like advance notice like this, maybe stock professionals and casual observers could learn to as well.

7.             What is Expeditors’ biggest volume growth driver today?  Is it the continue shift of manufacturing to China?  In particular, how much of volume trend currently is cyclical and how much can be attributed to structural changes in freight movement?  How dependent is Expeditors today to the consumer sector?  As the consumers start to slow down spending, should we worry?

Conditions in the international freight market is definitely our largest volume driver, but having said that have we really said anything?  While we are currently benefiting from increased exports out of the People’s Republic of China (PRC), we don’t see that as some sort of necessarily cyclical trend.

In the long run there will very likely be more global trade.  This isn’t really in question.  Any question about “structural changes” in the business of moving freight is a little too “heady” for us to contemplate.  Whatever has been changing has been ongoing since the early 1980’s at least and that covers our entire existence.    We think that we are making some significant progress in the existing environment. Our European operations are at last starting to see the results of effort spent focusing on building up the Asia to Europe trade lanes—particularly freight moving out of the PRC.

As for our dependency on the consumer sector we’re not sure of how we should answer that.  At the end of the day, aren’t all businesses dependent on the consumer?  We may be in different positions on the global logistics and production chain, but we’re all ultimately feeding the same beast.

8.             If we were to look at Expeditors’ volumes growth minus GDP growth, we would get a number X.  Would you be able to breakout this number X between various factors such as outsourcing to Asia, customers’ shipping department outsourcing logistic functions to Expeditor, market share gains, economic elements, or other factors that we have not mentioned?  We are not necessarily looking for specific percentage breakdowns but trying to understand the importance of each factor in relationship to Expeditors’ business.

Not long ago we finished reading the Da Vinci Code and helping with some eighth grade math.  Our first reaction when reading your submission was to think that there must be something in this recent experience that would be of assistance in answering your question with all of its constructed complexity.  Now when you do an internet search on Da Vinci and math, you end up sooner or later looking at a naked man with four arms, four legs, a circle and a square and this of course is Da Vinci’s famous ‘Vitruvian Man’.  While this is some interesting stuff, we must admit that we failed to see any pattern or clues to any hidden meanings or obtuse riddles.  Forgive us if we resort to an old fashioned narrative to respond to your request for freight forwarding knowledge.

We want to start by talking about market share gains.   The reason for addressing this first is that we really like market share gains.  As we have said before, we believe that market share gains have always been the most significant contributor to our organic growth.  No matter what else we write here, the most significant answer to your questions concerning growth is market share gains. Unfortunately, although we know it is the most important, we have no idea how to quantify it.  You would have better luck if you asked us to insert a rhombus onto a copy of the Vitruvian Man at the correct location to maintain its artistic integrity.

In 1984, the first year we went public, our gross revenue for the year was just $51 million dollars.  Compare that to the just over $2.6 billion gross revenue we recorded for the year 2003 and we discover an annual compound growth rate of approximately 23%.  According to the best statistics that we could find, U.S. GDP expanded at an approximate compounded annual rate of about 5.6% during this same period and, according to the WTO, global GDP expanded at a 2.65% annual compounded rate.

Your question didn’t specify any particular GDP so we looked at both.  The relationship among these numbers (the difference between our growth rate and the growth in some GDP figure) could undoubtedly imply something. Our problem is that we’re not sure what that might be.

We thought a better relationship might be to compare our growth with the growth in global exports.  The nice people at the WTO provide some of these statistics and they proved quite helpful.  As a side note, after having witnessed the street riots during the “Battle in Seattle”, it is nice to see the WTO provides something marginally useful.   In any event, from 1984 through 2003, global exports increased by approximately 6.2% compounded annually measured on a unitary basis and by approximately 8.7%, compounded annually, on a value basis.  Given these figures, it is easy to look at the difference between our compounded growth rate and either of these two rates and conclude that the majority of our growth came from picking up new business.

We are not able to quantify what growth came as a result of shippers outsourcing or the general trend of sourcing in Asia.  However, what does it matter?  It is clear that what sets us apart is that we have always grown by increasing our market share.  This has come as a result of our commitment to provide best-in-class customer service.  To provide that sort of customer service you have to commit to hire, train and retain the best professionals available.  While this formula doesn’t seem as obscure as the Da Vinci Code or pre-algebra, it does seem to be more elusive for many.  We think we have it, and to us, and to our shareholders, we think that should be enough to keep Mona Lisa smiling.

9.             Logistics companies are increasingly integrating beyond just the brokering transportation business into other areas for their customers.  Some transportation companies have moved into supply chain management functions for their customers, others have started to supply warehousing, kitting, procurement, and order filling functions as well.  What is Expeditors’ intent in this area and what would be the company’s competitive position?

We would observe, as we did in our August 12, 2004 8-K, that there is no more fundamental “supply chain management” function than being able to move stuff from point A to point B with reliability and visibility.   There are a myriad of ancillary services that can attach themselves to the basic task of moving freight.  Customers consistently demand more of their freight suppliers and much of what is labeled “supply chain management” is in reality a fancy name for self-inflicted scope creep.

Our intent is to provide whatever our customers need to use Expeditors as their service provider with the major caveats that what we undertake has to be profitable.  It also must not change the financial, operational or cultural foundations of our company.

We also must actually have the ability to do whatever we agreed.  In the software industry the term “vapor-ware” was coined to describe software that seemed to be available, but which in fact did not exist or, probably more fairly, did not exist as described.   There is no catchy word which describes this phenomenon in a freight context, but the concept of selling services that you cannot execute exists under the rubric of supply chain management.   Our intent is to avoid this at all costs.

10.          International freight forwarding industry has seen tremendous consolidation over the past five years.  Expeditors has participated in some of this consolidation trend, albeit not as aggressively as other competitors.  Do you believe that the market has finished that consolidation process?  Has the consolidation changed the industry?  Will the industry change going forward as the large players now control this market?  What has or will consolidation do to the fundamentals of this industry?  We would welcome your thoughts and perspective on these issues.

We do not believe that the consolidation process is over.   However, things are changing since the remaining players are now much bigger entities and when consolidation does occur, it is happening on a far larger scale than had previously been experienced.  The result is magnified.  A modest competitor can instantly grow bigger, but at the same time what once might have been an ordinary mess might balloon into a major mistake.

We don’t believe that consolidation will alter the fundamentals of this industry, but we do believe that customers will continue to require more technological innovation and more sophisticated information visibility from the logistics provider.  As these requirements develop, it will be harder than ever for the small operator to keep up.

11.          What volume increases have you been seeing in recent months for sea and then for air?  What visibility do you have for the fourth quarter of 2004 as I don’t understand how you negotiate for pricing and contracts (how far out)?

We did include volume information in our recent third quarter 2004 earnings release.  As for the fourth quarter, we are just getting done with October accounting and we don’t have definitive volume statistics.  As far as visibility goes, the trend de jour provides whatever visibility we have.  Things tend to ramp up and ramp down.  It is unusual for us to be extremely busy and then have everything just drop off one week to the next.

So at the beginning of November 2004, year-over-year, volume trends remain strong.  There are currently backlogs in many locations in Asia and the next thirty days or so should be very interesting for us.

We tend to negotiate volume commitments with carriers and these arrangements provide for market price movements.  This is not drastically different from how we try to deal with our customers.  On a limited basis, for some very special situations we may lock in some part of our buy and sell rates, but we don’t do a lot of this.

12.          In terms of fuel surcharge, would it be possible to provide a breakout of the fuel surcharges that were paid out in the third quarter of 2004 versus the fuel surcharge revenue received from your customer base?  What would be a typical “pass-through” rate; is it safe to assume that in a more normal fuel price environment that you are able to recoup over 90% of these charges from your customers?

We are sorry to report that the information you are looking for with this question just isn’t stuff that would be useful for us in terms of managing the business.   By the time we figured out the answer, the information would be worthless since it would be too late to assist us in convincing anyone that they needed to take a rate increase.   Besides, given the multitude of lanes involved and the variety of pricing increases across all of these lanes, it would be nigh on to impossible to break out and match up buy and sell rate surcharges with any degree of accuracy even if we set out to do so just to answer your request.

Rather than an extensive calculation, we go to work with the simple goal of passing forward whatever increases are handed to us by the direct carriers.  In a normal environment and with a short time lag taken into account, your assertion of a 90% “pass on” is probably a reasonable estimate and we know that nobody will ever have the facts to dispute it.  It is the timing of when the 90% gets passed on that is really of prime concern.

13.          In the recent earnings release for the third quarter, you highlight that “the fourth quarter is shaping up to be a challenge.”  Given the tight capacity availability at this time of year, I would imagine that this statement could apply to any year.  Is this year particularly difficult because of fuel situation or is there some other consideration?

In a broad sense, the fourth quarter is the make it or break it part of each year.  This year, however, we wanted to point out that the increased volume creates a situation where rapid increases in fuel prices creates a kind of “compaction”, which in turn amplifies the effect we normally expect.

It is very much like that diagram we used in high school physics to illustrate how a wave in the ocean behaves as it approaches land.  As the depth of the ocean decreases, the height of the wave increases.  All that mass and energy has less space over which to be dispersed and it goes up.    This year, the greater volume increases the “shallowness” and the rapid increases in cost add energy to the system driving the expected wave higher.

Now that is a pretty ominous sounding scenario, unless you happen to be a surfer.  From our point of reference, a great surfer is exactly what we want to be.  We’ve ridden some high waves in our history, and so far on this one we’re doing fine.    We did, however feel it was time to point out that even though we’ve done well on waves in the past, everyone needs to understand that we are riding a big one.  Time will tell what we look like when the ride is over and we reach the beach.

14.          Looking at the ocean freight segment, I feel I have a fair understanding as to the reasons behind the declining net revenue margins.  However, on a gross revenue basis, the 17.9% y-o-y increase is the lowest rate of growth since early 2002.  Given all the talk about congestion at the West Coast ports and continued increases in ocean volumes, I am wondering why the deceleration in growth?  Have there been additional competitive pressures in the marketplace that have altered the pricing dynamic?

As we have pointed out in previous efforts, the ocean carriers have gotten better in managing their capacity.  At the same time, capacity has been added and as a result the rate per container is lower than last year.  Ocean volumes are up nearly 24%, however, increases in costs with the corresponding inability to fully pass on rates to the same degree resulted in yield erosion.

15.           Expeditors experienced solid operating margin performance in the third quarter of 2004.  Not sure how you think about this, but I am interested to know your views of how much of the 290 basis point margin improvement was the result of tight expense control and how much was due to leverage associated with increased volumes?

While it was certainly a mixture of both, we would point to cost control as being somewhat more important than leverage.  However, we could also observe that at some stage, leverage and expense control are just different heads of the same dragon.

16.          What metrics do you use to determine when incremental investments in headcount & etc. are needed?

The foremost reason for any headcount addition is maintaining our customer service commitments.   This is a decentralized decision and each District Manager is free to increase headcount as he or she sees fit.   In our experience, the “& etc.” follows the increases in census.  Of course, a local manager pays attention to profitability per head and expense per head, but holding headcount down while allowing service to deteriorate is certainly not encouraged.

17.          While I recognize the numbers are probably still immaterial, what was the gross and net revenue performance of the North American service offering?  Is this still being reported in the Customs Brokerage & Other segment?  Would this account for the lowest net revenue margin in recent memory for this segment.  Do you still feel that this product is marginally profitable or have competitive pressures domestically changed that thinking?

Taken as a percentage of our gross or net revenues, North American domestic revenues and net revenues remain inconsequential—but they are progressing.  These revenues and net revenues are still being reported within Customs Brokerage & Other Services; however, this does not appear to have anything to do with the margin relationship you are talking about.  Let us just take this occasion to remind readers that this margin is not worth looking at - much less analyzing.

The bright side of still being inconsequential from a revenue and net revenue standpoint, is that the North American service offering does appear to be profitable at the branch level, albeit inconsequentially profitable.  That is preferable to being inconsequentially unprofitable or worse.

18.          Ocean freight gross yields stayed relatively flat on a sequential basis during the third quarter of 2004 vs. the second quarter (while airfreight gross yields declined modestly sequentially) despite material year over year increases in underlying carrier fuel costs and corresponding fuel surcharges.  However, management now has a more cautious outlook going into the fourth quarter of 2004.  Please explain why Expeditors was able to manage air and ocean freight gross yields during the third quarter of 2004 into rising fuel costs but now is more cautious going forward.  Has something changed within the market place, does Expeditors have to cap off fuel surcharge pass throughs to its customers when they reach a certain level, or is it more a function of timing?

On the airfreight side, we have had four double-digit percentage rate increases since August 2004.  Rate increases of that magnitude in that short of a period stretch the ability to communicate smoothly with customers.  That is what we said and that is what we meant.  To beat this moribund equine just a little further, other than what we said, nothing has particularly changed in the market in the last three months.

19.          What was the $29 million in capital expenditures spent on during the third quarter of 2004?  What is management’s current guidance for capital expenditures for the balance of 2004 and for 2005?

The big-ticket item for the third quarter of 2004 was the purchase of a warehouse and an adjacent vacant lot in Hawthorne, California.  As to capital expenditures for 2005, we are just working through the 2005 budget cycle and really have nothing new to say at this point.

We are now actively involved in the renovation of the property we own near San Francisco and we are working on a couple of other much smaller projects at this time as well.

20.          What caused so much gross yield compression in customs brokerage during the third quarter of 2004 (down on a sequential and year-over-year basis) and should this compression continue going forward?

We would refer you to our response to question 9a in our 8-K dated August 12, 2004 for a general discussion of how we feel about yields and our response to question 23 in the 8-K dated February 16, 2004 concerning the specific futility of customs brokerage margin yield analysis.

If you have only a small amount of time, just read the beginning of the February answer which went “As far as analyzing the margin in this product [customs brokerage], how many times are we going to have to explain that we really don’t?”   Then read the ending “Trust us and stick to analyzing the net revenue growth on customs brokerage and import services and you won’t see more than you need or want.”

21.          How did October air, ocean and customs brokerage volumes and yields track year over year compared to the third quarter of 2004?

Year over year volume comparisons were very comparable to the third quarter.  It is just a little too early to comment about the specific yields.

22           In a Dow Jones news article published on August 6th management commented “the first half (of 2004) looked very good, and the second half looks equally exciting”.  As we make our way into fourth quarter of 2004 does management’s expectations for robust customer volumes during the second half 2004 remain unaltered despite recent cautious comments?

Victor Hugo is reported to have said, “Caution is the elder child of wisdom”.   We have said that we don’t really know enough to make meaningful predictions.  Our recent cautious comments were made in light of external expectations for our fourth quarter, not out of any desire to retract previous statements.  After you have said you don’t know and you’ve shared what you do know, what more is there to say?

At this point in time, management feels fine about the comments you reference from the Dow Jones article—and we thought that being 30% up year-over-year in the third quarter was pretty darn exciting.

23.          What are Expeditors’ current expectations for aggregate airfreight and ocean freight capacity during 2005 as compared with 2004?

We wonder if you really expect some sort of meaningful answer to this question.  After all isn’t this just the sort of question that elicits an “it’s really too early to tell anything about 2005” followed closely by something like “at this point our focus is on the fourth quarter of 2004.”  Just to seem to be saying something without really doing so we could add that “at this point in the fourth quarter, early November 2004, things are progressing well considering the obstacles of higher energy prices, port obstructions, and backlogs at origin.” – but who would that help?

24.          What were monthly air and ocean volume trends in July, August, September and October?

In reported airfreight volumes, July and September were very comparable, within ½ of 1% with July 2004 being highest.  August 2004 airfreight tonnages were lower than July by slightly more than 7%.

Reported ocean airfreight volumes were also consistent with our airfreight trend: July and September being very comparable, less than a 3% difference, with July 2004 being highest.  In ocean, August 2004 saw the highest container count as this month was just over 3% higher than September.  We don’t have complete statistics for October 2004; however, it would be typical for ocean freight to peak in the third quarter of the year.

25.          What were monthly air and ocean yield trends in July, August, and September?

To the extent that yields declined, they appeared to do so ratably during the third quarter of 2004.

26.          We had expected the pace of new office development to be stronger during the past twelve months, what has changed?  What should we expect going forward?

Because of the importance of the compensation system to our culture, each office is an independent profit center and it has only been independent offices that we have announced publicly.

Internally, we have been expanding our reach by opening satellite offices over the recent years.   As these locations reach the point where it makes sense to establish independent profit centers, they are announced as such.  For example, Calgary had been a satellite of our Vancouver branch for several years and had recently advanced to the point where they now stand as a separate profit center and a new office announcement was made.

As we have tried to say many times, the Expeditors story is much more than a tale of new locations.  Our “same store” numbers released each quarter make that clear.

27.          For the third quarter of 2004 how would you characterize demand from Expeditors’ principal end markets (e.g.,. retail, computers and office, electronics)?  What are these customer segments expecting for the fourth quarter?

All these segments were strong during the third quarter and we currently expect them to remain strong throughout the fourth quarter of 2004.

28.          What industry factors and company specific tactics are being employed near-term to address tight capacity (both air and ocean), rising carrier prices, and rapid and steep increases in fuel prices?  How long do you think these pressures will last?

At this stage, we’re not sure how long these pressures will last – although it will certainly be as long as fuel prices continue to increase.  The part of the congestion that is related to increased freight volumes could be around for a while.  As for industry factors and company specific tactics, there isn’t a lot that can be done other than to pass on fuel surcharges in an effective manner.  There is some supplemental charter activity that is taking place, but as of yet, there doesn’t seem to be any sort of overwhelming stampede.  There may also be some shifting from ocean to air, but the amount of freight that is actually suitable for such a shift is limited by the value of the goods.

29.          When fuel prices change slowly, I understand Expeditors passes the increase or decrease on to its customers.  I assume it is only in periods of rapid price increases that the company may experience some temporary margin pressure – is this correct?

Typically that is true.  In our view, rapid increase must also be defined to include multiple smaller rate increases in close proximity to each other as these also will often result in margin pressure.

30.          If fuel prices rapidly decline, does Expeditors experience increases in margin, or do you pass along all of the lower costs to your customers immediately?

In the very short term, the situation you pose would be somewhat favorable, just as a period of rapidly rising prices has the potential to be somewhat unfavorable.   However, it is important to keep in mind that short term is the operative concept here and we place a heavy emphasis on the word short.

As we have said before, supply and demand are alive and well in the international freight forwarding business.  We all buy from the same suppliers and we all try to sell the same customers.  Customers understand when the underlying costs are changing and they no doubt expect their costs to move in parallel, but even if they didn’t the competition would.  The real issue here is that rising prices are bad news and nobody likes rapid doses of the same bad news.  Alternatively, there is no communication problem associated with passing on a cost decrease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 11, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

November 11, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer and Treasurer